RESCISSION AND MUTUAL RELEASE AGREEMENT

This RESCISSION AND MUTUAL RELEASE AGREEMENT (“Agreement”) is entered into as of January 15, 2020 (the “Effective Date”), by and among SUGARMADE, INC., a Delaware corporation (“SGMD”), ALLAN HUANG AND CHENLONG TAN (“BZRTH Shareholders”), and BZRTH, Inc., a Nevada corporation (“BZRTH”).

RECITALS

Whereas, SGMD, BZRTH, BZRTH Shareholders are parties to a Stock Exchange Agreement dated October 30, 2019 (the “Stock Exchange Agreement”) pursuant to which the parties agreed to complete the previously announced acquisition of BZRTH by SGMD;

Whereas, under the Stock Exchange Agreement and in connection with SGMD’s acquisition of the BZRTH Commons Stock (as defined in the Stock Exchange Agreement), SGMD agreed to pay the total consideration as follows: 650,000,000 shares of SGMD’s Common Stock, 3,500,000 shares of Series B Convertible Preferred Stock of SGMD, $2,000,000.00 in cash, and a 5% promissory notes with the principal in the sum of $7,130,000.00 due on or before October 31, 2021;

Whereas, as of the total consideration payable by SGMD under the Stock Exchange Agreement, the parties hereto acknowledge and agree that: (A) $870,000 in cash had been paid, (B) 449,373,817 shares of common stock have been issued; and (C) 750,000 shares of Series B Convertible Preferred Stock had been issued to BZRTH Shareholders pursuant to the terms and conditions of the Stock Exchange Agreement; and

Whereas, prior to the date hereof, a disagreement as to certain terms and conditions of the Stock Exchange Agreement or the performance thereof have arisen among the parties, to the Stock Exchange Agreement. The parties, however, desire to resolve all of their disagreement by entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SGMD and the BZRTH Shareholders agree as follows:

ARTICLE I

MUTUAL RESCISSION AND RELEASE

1. Authority. Each party hereto represents that he or it has the authority to enter into, execute and deliver this Agreement and any other instruments and agreements required to be executed and delivered pursuant to this Agreement and to consummate the transactions contemplated herein. When executed and delivered by the parties hereto, this Agreement is a valid and binding obligation of each party, enforceable in accordance with its terms.

2. No Admission of Liability. This Agreement is entered into in compromise, settlement and release, of the disagreement between, and potential disputed claims among the parties. Each party hereto acknowledges that the execution of this Agreement is not to be, and shall not be, construed in any way as, an admission of wrongdoing or liability on the part of any of the parties, or of any other person or business entity, save and except for the obligations set forth in this Agreement. The parties hereto acknowledge that the execution and delivery of this Agreement effects the settlement of all claims by and among the parties on the terms hereof.

3. Rescission. Subject to the terms and conditions of this Agreement, the parties hereby agreed that the Stock Exchange Agreement and all agreements entered into by and among the parties in connection therewith are hereby rescinded and terminated as of the Effective Date of this Agreement and such agreements shall be of no further force or effect and shall in no way serve to bind any parties hereto and thereto.

4. Settlement; Release. In furtherance of the rescission of the agreements as contemplated under Section 1 above and the settlement of disputed claims thereunder, each party hereto agrees to undertake such actions relevant to it or him, including the delivery of certain stock certificates. In connections with the actions to be undertaken, each party represents and warrants the following:

(i)	He/she/it has not assigned or transferred or purported to assign or transfer, voluntarily or involuntarily, or by operation of law, any of his/her/its interest in the Stock Exchange Agreement or consideration receivable thereunder; and

(ii)	none of the shares of stock transferrable and deliverable by him/her/it are subject to any lien, claim, charge, encumbrance, pledge, security, interest or claim of any person.

A. Except for the rights of the parties against each other with respect to enforcing the terms of this Agreement, each of the parties hereby, for himself/itself, his/its employees, agents, partners, members, representatives, controlled entities and affiliates, successors and assigns, fully discharges and releases all other parties hereto and his/its employees, agents, executors, administrators, trustees, heirs, attorneys, partners, representatives, assigns, predecessors, successors and related entities, from any and all claims, counterclaims, damages, actions, suits, debts, judgments, obligations, attorneys’ fees, indemnities, subrogations, duties, demands, controversies and liabilities of every nature at law or in equity, liquidated, or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured, foreseeable or unforeseeable, which they have or may have arising out of or related to the Stock Exchange Agreement or the performance or non-performance thereof (“Released Claims”).

B. It is the intention of the parties that each of them will expressly waive any and all rights and benefits conferred upon them in a release that (i) does not cover or include unknown or unsuspected, disclosed or not disclosed claims and/or (ii) under common law.

Subject to the provisions of paragraph below, the parties, and each of them, have acknowledged that they have separately bargained for the foregoing waiver of the unknown claims and the common law recited above.  The parties and each of them, expressly consent that this release shall be given in full force and effect in accord with each and all of the expressed terms and provisions, including those terms and provisions relating to any other claims, demands and causes of action whether specified or not specified. Common law provides substantially as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Subject to the provisions of paragraph below, the parties, and each of them, have acknowledged that they have separately bargained for the foregoing waiver of the unknown claims and the common law recited above. The parties and each of them, expressly consent that this release shall be given in full force and effect in accord with each and all of the expressed terms and provisions, including those terms and provisions relating to any other claims, demands and causes of action whether specified or not specified.

5. Indemnification of the Parties: Each of the parties shall indemnify, defend, and hold harmless the other parties, and each of them, and its officers, directors, managers, employees and consultants against and in respect of any and all Losses that the parties incur or suffer after the effective date of this Agreement from third party actions that may occur as a result of this Agreement.

6. Covenant to Cooperate with Audit if Necessary. BZRTH and/or BZRTH Shareholders may, but not obligated to, take commercially reasonable actions to cooperate with SGMD to assist SGMD in any filing or disclosure matter required by the Securities and Exchange Commission or Federal/State law. Any such actions agreed taken by BZRTH and/or BZRTH Shareholders shall be at the expense of SGMD.

7. Other Filings. Each party shall mutually cooperate and file any documents deemed necessary to be filed with West Coast Stock Transfer, Inc. and/or the Delaware Secretary of State.

8. Record Retention. BZRTH shall be entitled to receive copies and documents pertaining to BZRTH completed audit reports and including completed valuation reports.

9. BZRTH Shares to SGMD: BZRTH agrees to issue certain shares of BZRTH as outlined on Exhibit “A”. The parties agree that SGMD will execute an irrevocable proxy document prior to the occurrence of issuance of the shares.

10. Further Assurances. Except as otherwise provided herein, at the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

11. Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in the performance of the terms of this Agreement.

12. Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

13. Entire Agreement; Waivers. This Agreement and the exhibits hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties, and this Agreement supersedes in their entirety any and all prior verbal or written agreements pertaining to the subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14. Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is  anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

15. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

16. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the second day after emailing if emailed to the party to whom notice is to be given, and properly addressed as follows:

To Rescinding Shareholders and BZRTH

c/o Allan Huang, President

2399 Bateman Avenue

Duarte, CA 91010

To SGMD

Attn: Jimmy Chan

Chief Executive Officer

750 Royal Oaks Drive, Suite 108

Monrovia, CA 91016

Any party may change his or its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

17. Attorneys' Fees. In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees whether or not the action or proceeding proceeds to final judgment.

18. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby knowingly and voluntarily waives and relinquishes any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement.

19. Acknowledgement and Assent.  The parties, and each of them, acknowledge that to have been given sufficient time to consider the terms and conditions of this Agreement; and have been advised to consult with an attorney prior to signing this Agreement and has in fact consulted with counsel of his own choosing prior to executing this Agreement. The parties, and each of them, agree to have read this Agreement and understand the content herein, and freely and voluntarily assents to all of the terms herein.

20. Interpretation.  Notwithstanding any law to the contrary, ambiguities in this Agreement or in any other document executed and delivered in connection herewith shall not be resolved against any party due to the drafting thereof by one party or the other. The parties are relying on independent counsel of their choosing to advise them regarding the rights and obligations created by this Agreement.

21. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Mutual Rescission and Settlement Agreement effective on the day and year first indicated above.

[SIGNATURES ON FOLLOWING PAGE]

SUGARMADE, INC.		BZRTH, INC.

By:	/s/ Jimmy Chan	By:	/s/ Allan Huang
Name:	Jimmy Chan	Name:	Allan Huang
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SHAREHOLDERS:
/s/ Allan Huang		/s/ Chenlong Tan
ALLAN HUANG		CHENLONG TAN

EXHIBIT “A” UNDER §9

SHARES ISSUED DATE OF ISSUANCE TOTAL

200,000,000 common shares	12/13/2017	200,000,000
249,373,817 common shares	11/15/2019	249,373,817
500,000 common shares sold		(500,000)
	TOTAL	448,873,817 common shares
750,000 Preferred B Stocks	11/15/2019	750,000
	TOTAL	750,000 Preferred B Stocks

BZRTH RETURN OF SGMD COMMON AND PREFERRED STOCKS:

BZRTH shall make all efforts and in good faith to initiate the return of the common shares and Preferred B Stocks to SGMD within 30-days from the Effective Date of this Agreement.

BZRTH ISSUANCE OF BZRTH SHARES TO SGMD:

BZRTH in good faith shall issue BZRTH common shares to SGMD as follows:

At 1.022481% of BZRTH common shares which is 102,248 shares to initiate issuance to SGMD in 30-days from BZRTH’s completion and submission to change BZRTH Articles of Incorporation to increase its current shares with the Nevada Secretary of State.